Exhibit 10.1
AMENDED AND RESTATED
CONTRACT OF EMPLOYMENT
BETWEEN:
(1)	Allied World Assurance Company (Europe) Limited registered as an overseas company at 3rd Floor, 22 Billiter Street, London EC3M 2SS, United Kingdom (the “Company"); and

(2)	Mr John Redmond, 22 The Paddocks, Weybridge, Surrey KT13 9RL.
This Contract of Employment (the “Agreement”) sets out the terms and conditions of your employment with the Company at 1 August 2007. From the date hereof, the following terms and conditions of permanent employment shall supersede any prior terms and conditions of permanent employment between you and Allied World Assurance Company (Europe) Limited and Allied World Assurance Company Holdings, Ltd or any of its subsidiaries; it is the only legally binding agreement between the parties relating to your employment by the Company or any Group Company (as defined below).
1.	Definitions and Interpretation

1.1	In this Agreement the following expressions shall, save as where the contrary is expressly provided, have the following meanings:-
1.1.1	“Garden Leave” means where you, during the Notice Period and for no longer than the Notice Period, are not required by the Company to attend your normal place of work or to perform any of your duties of employment pursuant to this Agreement. However, the Company may at its discretion require you to perform certain of your duties or specific projects or tasks (provided that such duties, projects or tasks are consistent with your status) at your normal place of work or as otherwise specified by the Company;

1.1.2	“Property” means all materials, records and other information (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) made, compiled or acquired by you during your employment with the Company and relating to the Company or any Group Company, any keys, credit cards, blackberry, laptop and any other property of the Company or any Group Company, which is in your possession, custody, care or control;

1.1.3	“Sum in Lieu of Notice” means
(a)	an amount equal to:-
(i)	the basic salary (as at the date of termination), which you would have been entitled to receive under this Agreement during the Notice Period (or, if notice has already been given, during the remainder of the Notice Period);

(ii)	any unpaid annual bonus in respect of any completed fiscal year, which has ended prior to the date upon which notice pursuant to clause 2.2 is first given; and

(iii)	an amount equal to the highest annual bonus paid or payable in the two immediately prior fiscal years,

less deductions for income tax and social insurance contributions,
(b)	the provision of coverage equivalent to that provided pursuant to the Company’s health and other insurance plans or the cash value of such coverage for a period equal to the Notice Period, which you would have been entitled to receive during the Notice Period;

(c)	the entitlement to vesting, as of the date of termination, in the number of equity-based awards, if any, which would otherwise have vested during the Notice Period (without regard to any subsequent vesting events, if any); and

(d)	payment of any reasonable unpaid or un-reimbursed expenses, which are in compliance with Company policy.
1.2	In this Agreement, “Group Company” shall mean any undertaking (other than the Company) which from time to time is the Company’s subsidiary or its ultimate holding company or is a subsidiary of the Company’s ultimate holding company. The words “subsidiary” and “holding company” shall have the meanings attributed to them by the Companies Act 1985, as amended, and “ultimate holding company” shall mean a holding company which is not also a subsidiary.

2.	Commencement and Continuous Employment

2.1	Your start date with the Company was the 2nd July 2002 (the “Commencement Date").

2.2	Your employment with the Company shall continue (subject to the provisions of this Agreement) until terminated by either party giving to the other not less than twelve (12) months’ notice in writing (the “Notice Period”).

2.3	Except as otherwise provided in clause 2.1 above, no employment with a previous employer counts as part of your period of continuous employment with the Company and therefore your continuous employment begins on the Commencement Date.

3.	Job Title & Duties

3.1	You shall be employed as the President of Allied World Assurance Company (Reinsurance) Limited and Allied World Assurance Company (Europe) Limited or in such other capacity of a like status on the terms set out in this Agreement.

3.2	You shall carry out your duties in a proper, loyal and efficient manner and use your best endeavours to promote the interests and reputation of the Company and any Group Company. You shall carry out your duties in a competent manner.

3.3	The Company reserves the right to require you to perform other duties consistent with your position, including, if so required, acting as a director of the Company or any Group Company.

3.4	You shall at all times keep the Board of Directors of the Company (the “Board”) promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and any Group Company and provide such explanations of your conduct as the Board may require.

4.	Location

Your normal place of work is 3rd Floor, 22 Billiter Street, London, EC3M 2SS or such other location in the United Kingdom as may be required by the Company. The Company may from time to time require you to undertake any travel as may be necessary for the proper performance of your duties.

5.	Working on Behalf of Other Group Companies

As part of this Agreement the Company may require you to perform your duties on behalf of other Group Companies without any entitlement to additional remuneration.

6.	Changes to Your Terms of Employment

6.1	The Company reserves the right to make changes to your terms and conditions of employment.

6.2	You will be notified of minor changes by way of notice to all employees and any such changes will take effect from the date of notice.

6.3	You will be given not less than one month’s notice of any significant changes to your terms and conditions of employment. Such changes will take effect within one month of such notice.

7.	Salary

7.1	Your salary is £185,376 per annum payable monthly in arrears on the 25th day of each month. Payment of salary for an incomplete monthly period of service is calculated on the basis of annual salary divided by 260 (the total number of working days in a calendar year) and multiplied by the number of actual days worked in the period.

7.2	You will receive no additional payment for any overtime worked.
7.3	(a)	You will be eligible for a discretionary annual bonus which will be approved by the Company, and will be based on individual and Company performance.

	(b)	You will not be eligible to receive any annual bonus where this Agreement is terminated pursuant to clause 16 or 17.

(c)	The Company reserves the right to change the nature of the bonus, the timing and amount of payment and the method of calculation. The Company reserves the right to discontinue the bonus scheme at any time without notice.
7.4	Your salary will be reviewed annually.

7.5	You shall not be entitled to any fees in respect of your directorship of the Company or any Group Company.

8.	Hours of Work

Your normal hours of work are 9:30 a.m. to 5:30 p.m. Monday to Friday with a lunch break of one hour, which should start between 1:00 p.m. and 2:00 p.m. (for example, 1:30 p.m. to 2:30 p.m.). You may be required to work outside these hours in the course of performing your duties without further remuneration. The Company reserves the right to vary your normal working hours upon reasonable notice to you.

9.	Holidays

9.1	Your leave entitlement is 27 working days on full pay in addition to the usual public holidays in England and Wales.

9.2	The holiday year runs from 1 January to 31 December. Holiday request forms must be completed, approved by your manager and returned to Human Resources. Leave entitlement (to a maximum of five days) may only be carried forward to a subsequent year on an exceptional basis and with the approval of your manager. Any leave not taken in the calendar year (or permitted carry forward period) will be lost.

9.3	In the first year of employment, leave will be on a pro-rata basis to 31 December of the year of joining.

9.4	In the year of termination, holiday entitlement will be pro-rated. The Company may require you to take any outstanding holiday entitlement in any calendar year during any Notice Period.

9.5	In the event of termination, you shall either be entitled to salary in lieu of any outstanding pro-rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your pro-rata holiday entitlement. Such payment will be calculated on the basis of 1/260th of your annual salary for each day of outstanding or excess holiday entitlement, as appropriate. Where your employment is terminated pursuant to clause 16, you will only be entitled to such sum as the Company may in its absolute discretion decide in lieu of holiday not taken at the date your employment terminates.

10.	Sickness Absence

10.1	If you are absent from work because of sickness or injury you must:
10.1.1	notify your manager or Human Resources before 10.00 a.m. on the first morning of absence and inform the Company of your expected date of return;

10.1.2	complete and return to the Company a self-certification form in respect of the first seven days (including weekends) of any sickness absence; and

10.1.3	provide the Company with a medical certificate from your GP or other registered medical practitioner for periods of sickness absence over seven days (including weekends) and with medical certificates for each subsequent week of sickness absence. The Company may, in certain circumstances, require a certificate from your GP for periods of sickness of less than 7 days’ duration. You will be notified if this is required, and, in this case, any fee charged by your GP will be reimbursed by the Company.
11.	Medical Reports and Pay During Sickness

11.1	The Company may, at any time require you to undergo a medical examination at the Company’s expense by a medical practitioner nominated by the Company, the results of which will be disclosed to the Company.

11.2	Provided you have complied with the procedures referred to in clause 11, you will be entitled to be paid your full pay for periods of sickness absence of not more than six months (whether consecutive or not) in any period of 12 consecutive months. Thereafter you may be paid at the discretion of the Company. Payments of sick pay will be reduced by any state sickness benefit you may be entitled to receive and any payments that you receive under clause 12.4.

11.3	During any prolonged period of sickness absence the Company shall be entitled at any time to appoint a further employee to carry out your duties.

12.	Benefits

12.1	Pension

Membership of a Defined Contribution Pension Plan (the “Pension Plan") is available to all employees who have completed six months’ service with the Company and is subject to a minimum age of 18. Membership is subject to the rules of the Pension Plan and the Inland Revenue limits from time to time. Details of the Pension Plan are available from Human Resources.

12.2	Life Insurance

The Company shall pay premiums to a life assurance scheme selected by the Company and approved by the Inland Revenue save that the Company shall not be bound to pay such premiums to the extent that, and for as long as, in the opinion of the Company, life assurance at appropriate levels cannot reasonably be obtained for you at normal rates of premium for your age and sex.

12.3	Private Medical Health Insurance

The Company shall pay premiums to a private medical healthcare scheme (BUPA) in respect of all employees who have completed their probationary period, and in respect of their spouses and dependent children up to the age of 18. This benefit is subject to the rules of the scheme from time to time in force.

12.4	Permanent Health Insurance
12.4.1	The Company will pay premiums to a prolonged disability scheme. Eligibility and cover provided is subject to any restrictions imposed by the provider of the scheme. Subject to the rules of the scheme from time to time in force, benefits are payable after a period of 26 weeks’ continuous absence from work.

12.4.2	Your entitlement to receive sick pay will cease if you become eligible to receive benefits under the prolonged disability scheme or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums on your behalf. In this case, the Company shall have no further obligations to you in relation to sick pay.
12.5	Tax Preparation

During your term of employment, you shall also be entitled to reimbursement for tax preparation advice and planning, such reimbursement not to exceed £5,000 per year.

13.	“Key-Man” Insurance

At any time during your term of employment, the Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on you by any such documents.

14.	Termination

14.1	You or the Company may, at any time, terminate this Agreement by giving notice in accordance with clause 2.2.

14.2	Once either party has given notice to the other to terminate this Agreement, the Company may at any time notify you that it has decided to place you on Garden Leave. During any period of Garden Leave the Company shall be under no obligation to provide any work or vest any powers in you and any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave. For the avoidance of doubt you shall not be entitled to perform your duties or any services for or on behalf of the Company or any Group Company. During any period of Garden Leave you shall:-

14.2.1	continue to be paid your salary and all other contractual benefits in the usual way and subject to the terms of any benefit arrangements;

14.2.2	be paid:-
(a)	any unpaid annual bonus in respect of any completed fiscal year, which has ended prior to the date upon which notice pursuant to clause 2.2 is first given; and

(b)	an amount equal to the highest annual bonus paid or payable in the two immediately prior fiscal years,
14.2.3	remain an employee of the Company bound by the terms of this Agreement;

14.2.4	immediately resign, save as where the Company requests otherwise, from any office or directorship that you hold or hold on behalf of the Company or any Group Company;

14.2.5	not, without the prior written consent of the Company, attend your place of work or any other premises of the Company or any Group Company;

14.2.6	not, without the prior written consent of the Company, contact or deal with (or attempt to deal with) any director, officer, employee, consultant, client, customer, supplier, agent, shareholder, advisor or other business contact of the Company or any Group Company, and

14.2.7	(except during any periods taken as holiday in the usual way) ensure that the Company knows where you will be and how you can be contacted during each working day and you shall comply with any written (including electronic mail) requests to contact a specified employee of the Company at specified intervals.
14.3	On termination of this Agreement (or at the discretion of the Company where the Company has exercised its rights under clause 14.2), you will immediately return all Property in good condition and order and you shall irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources, which is in your possession, custody, care or control outside the premises of the Company.

14.4	Should the Company exercise its right under clause 14.2, during any such period the Board shall be entitled at any time to appoint a further executive, director or employee having similar responsibilities to you to act jointly with you in order to ensure the smooth transition of your duties. Should the Board do this, you will perform your duties in a manner consistent with that appointment.

14.5	On termination of this Agreement, you shall promptly resign from the Board and the boards of any Group Company of which you are director.

14.6	Upon the execution of this Agreement, you shall appoint the Company as your attorney by executing a Power of Attorney in the form set out in Schedule 1.

15.	Payment in Lieu of Notice

15.1	Notwithstanding clause 14, the Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect and the Company may pay a Sum in Lieu of Notice.

15.2	The Company may pay any such sums (due pursuant to this clause 15) in equal monthly installments until the date on which the Notice Period would have expired.

16.	Summary Termination

16.1	The Company will be entitled to terminate your employment immediately without any payment by way of compensation, damages, payment in lieu of notice or otherwise if you have:
(i)	committed any serious breach or repeated or continued breach (after warning) any material or persistent breach of your obligations under this Agreement;

(ii)	engaged in conduct which, in the reasonable opinion of the Company, tends to bring yourself, the Company or any Group Company into disrepute;

(iii)	failed to perform your duties to a satisfactory standard after having received a written warning from the Company relating to the same;

(iv)	convicted of any criminal or civil acts prejudicial to the Company whether or not committed in the course of your employment; or

(v)	been disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.
Please note that this list is not exhaustive.

16.2	Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

17.	Disciplinary and Grievance Procedure

17.1	Any disciplinary or dismissal matters affecting you will be dealt with by your manager. There are no specific disciplinary or dismissal rules affecting you, save for the statutory disciplinary and dismissal procedure under the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004 (the “Statutory Disciplinary Procedure”). A copy of the Statutory Disciplinary Procedure is available from Human Resources. The Statutory Disciplinary Procedure does not form part of your terms and conditions of employment. Should you wish to appeal against any disciplinary or dismissal decision you should submit your appeal in writing to your manager whose decision on such appeal shall be final.

17.2	If you wish to seek redress for any grievance relating to your employment, you should first discuss the matter with your manager or Human Resources. If the matter is not then settled, you should submit your grievance to the Board in writing whose decision on such grievance shall be final. The statutory grievance procedure under the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004 (the “Statutory Grievance Procedure”) apply to you. A copy of the Statutory Grievance Procedure does not form part of your terms and conditions of employment.

17.3	In order to investigate a complaint against you, the Company reserves the right to suspend you on full pay and to exclude you from any premises of the Company and/or any Group Company for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings.

18.	Confidentiality

18.1	You acknowledge that during your employment you will, in the performance of your duties, become aware of trade secrets and other confidential information relating to the Company, any Group Companies, their businesses and its and their past, current and prospective clients or customers and their businesses.

18.2	It is a fundamental term of your employment that you will not, during your employment or at any time after it terminates, disclose or communicate to any person or persons or make use (other than in the proper performance of your duties under this Agreement) and shall use your best endeavours to prevent any disclosure, communication or use by any other person of trade secrets and other confidential information.

18.3	Disclosure of any such confidential information should only be made with the express prior written consent of the Company or where such disclosure is required by law.

18.4	Nothing in this clause shall prevent you from using your generic skills learned while employed by the Company.

19.	Post Termination Restrictions

19.1	You shall not, without the prior written consent of the Company, at any time during the period of six months (6 months) starting with the date your employment terminates (the “Termination Date”) directly or indirectly solicit away, endeavour to solicit away, entice or endeavour to entice away, or employ, engage or endeavour to employ or engage any person who has at any time during the eighteen (18) months preceding the Termination Date been employed and continues to be employed by the Company or any Group Company.

19.2	You agree that the foregoing restriction is reasonable and necessary to protect the legitimate business and operational interests of the Company and any Group Company, including, but not limited to, the maintenance of a stable workforce by the Company and any Group Company.

20.	Collective Agreements

There are no collective agreements affecting your terms and conditions of employment.

21.	Data Protection

By signing this Agreement, you consent to:

21.1	the Company and any other Group Company holding and processing, both electronically and manually, the data it collects in relation to you, in the course of your employment, for general business purposes including for the purposes of administration and management of the employees and the business of the Company and the Group Companies and for compliance with applicable procedures, laws and regulations; and

21.2	the transfer, storage and processing by the Company or any Group Company (or their agent) of such data outside the European Economic Area, in particular to and in Bermuda, Dublin and any other country in which the Company or any Group Company (or their agent) has offices.

22.	Deductions

22.1	You shall pay to the Company or any Group Company any sums owing by you to the Company or any Group Company upon demand by the Company or any Group Company at any time (whether during your employment or after the termination of your employment with the Company).

22.2	You shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and employees’ national insurance contributions not already deducted from your remuneration and any penalties, fines, charges, and costs thereon for which the Company or any Group Company has an obligation at any time to account (whether during your employment or after the termination of your employment with the Company) in relation to you.

22.3	You consent to the deduction from your wages or from any other sums owed to you by the Company or any Group Company (including any bonus owed under clause 7.3) of any sums owing by you to the Company or any Group Company at any time.

22.4	This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by you to the Company by legal proceedings.

23.	Intellectual Property Rights

23.1	To the extent permitted by law, all intellectual property rights which arise during your period of employment with the Company and by virtue of your activities in the course of your employment shall belong to the Company absolutely. These shall include (without limitation) copyright, trade marks, patents and other rights in inventions, trade and business names, design rights and registered designs, rights in know-how and rights in databases and in each case whether registered or unregistered which may from time to time subsist in any part of the world and all applications for the grant of the foregoing.

23.2	You shall, at the request and expense of the Company, execute such documents and do such things as may reasonably be required to obtain, defend and enforce the Company’s interest in any intellectual property rights mentioned above.

23.3	Where any intellectual property rights falling within the scope of this clause have been created jointly by you and any other person or persons, you shall, without prejudice to your obligations under this clause, use your best endeavours to procure that the other person or persons assign(s) to the Company his or their interest in such rights.

23.4	You shall immediately on the termination of your employment (or if the Company exercises its rights under clause 14.2, unless the Company expressly provides otherwise) deliver to Human Resources or such person as the Company may nominate in writing all materials in your possession or control relating to any intellectual property rights belonging to the Company or any Group Company (including rights falling within the scope of this Clause which have not yet formally vested in the Company) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

24.	Notices

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the employee) his last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first-class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

25.	General

25.1	Any Group Company may enforce and take the benefit of those clauses of this Agreement in which reference is expressly made to such Group Companies, subject to the provisions of the Contracts (Rights of Third Parties) Act 1999. No consent of any such Group Company will be required for the variation or rescission of this Agreement. Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.2	No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

25.3	No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Company. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

25.4	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

25.5	You represent to the Company that you are entitled to enter into this Agreement and that by so doing you are not in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

26.	Governing Law/Jurisdiction

This Agreement shall be interpreted and construed in accordance with the laws of England without regard to conflicts of law provisions.

By: /s/ Scott Carmilani
Name: Scott Carmilani
Title: Director
for Allied World Assurance (Europe) Limited as of 1 August 2007.
ENDORSEMENT:
I acknowledge receipt of my Contract of Employment with Allied World Assurance (Europe) Limited dated as of 1 August 2007 of which this is a copy and I agree to abide by the terms and conditions of my employment set out in this Agreement.
By: /s/ John Redmond
Name: John Redmond
If the foregoing terms and conditions are acceptable to you, please sign both copies and return a duplicate marked Private & Confidential to Aideen Quinn. Please retain a copy for your own records.